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                                                       Exhibit 11
              The Advest Group, Inc. and Subsidiaries
         Computation of Net Income (Loss) Per Common Share

                   For the years ended September 30,
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                                                           Assuming
                                 (Primary)           Full dilution*
                             -------------------     --------------
 (In thousands, except per share amounts)
                            1995   1994      1993      1995    1993
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Income before
  extraordinary credit   $6,351  $3,053   $5,168    $6,351 $5,168

Interest on convertible debentures
  outstanding during the period, net
  of tax and other
related expenses            --      --       --      1,001  1,105
                      --------------------------------------------
                          6,351   3,053    5,168     7,352  6,273
  Extraordinary credit       --     --     2,103        --  2,103
                        ------------------------------------------

Net income applicable to common
  stock and other dilutive
  securities              $6,351 $3,053   $7,271    $7,352 $8,376

Average number of common shares
  outstanding during the
    period                8,501   8,776    9,248     8,501  9,248

Additional shares assuming:
  Exercise of stock options 234     221      --        270    258
  Conversion of debentures    --      --       --    1,527  1,591
                            ---------------------------------------

Average number of common and
  common equivalent shares used
  to calculate net income per
  common share            8,735   8,997    9,248    10,298 11,097
                           =======================================

Income per common and
  common equivalent share:

  Income before extraordinary
        credit          $  0.73 $  0.34  $  0.56   $  0.71$  0.56
  Extraordinary credit       --      --     0.23        --   0.19
                        -------------------------------------------
  Net income            $  0.73 $  0.34  $  0.79   $  0.71$  0.75
                         ==========================================


* For the year ended September 30, 1994, net income per share assuming full dilution is the same as primary net income per share.

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